Exhibit 4.1

BRE PROPERTIES, INC.

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) is entered into as of November 3, 2006 between BRE Properties, Inc., a Maryland corporation (the “Company”), and The Bank of New York Trust Company, National Association (successor to J.P. Morgan Trust Company, National Association), a bank duly organized and existing under the laws of the United States, as trustee (the “Trustee”), under that certain Indenture, dated as of June 23, 1997 (the “Original Indenture”), as amended and supplemented by that certain First Supplemental Indenture, dated as of April 23, 1998 (the “First Supplemental Indenture”), and as further amended and supplemented by that certain Second Supplemental Indenture, dated as of August 15, 2006 (the “Second Supplemental Indenture” and, together with the Original Indenture and the First Supplemental Indenture, the “Indenture”).

WHEREAS, pursuant to Section 901(h) of the Indenture, as modified by the Second Supplemental Indenture for the purposes of the 4.125% Convertible Senior Notes due 2026 of the Company (the “Notes”), the Company may, without the consent of any Holders of the Notes, enter into indentures supplemental to cure any ambiguity, defect or inconsistency in, or supplement, the Indenture provided that such action shall not adversely affect the interests of the Holders of the Notes in any material respect;

WHEREAS, the Company and the Trustee have duly authorized the execution and delivery of this Third Supplemental Indenture and have done all things necessary to make this Third Supplemental Indenture a valid agreement of the parties hereto, in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Indenture.

2.	Amendment. The Indenture is hereby amended, effective as of the date hereof, by replacing, in its entirety, the definition of “Business Day” set forth in Section 1.01 of the Second Supplemental Indenture to read as follows:

“Business Day” means, with respect to any Note, any day, other than a Saturday, Sunday or any other day on which banking institutions in The City of New York or Houston, Texas are authorized or obligated by law or executive order to be closed; provided that solely for purposes of Section 2.11(c) hereof, February 20, 2012 shall be considered a Business Day.

3.	No Other Amendments. Except as set forth in Section 2 hereof, nothing contained herein shall be deemed or construed to relieve any party to the Indenture of its obligations thereunder or to impair any of such obligations in any way and, except to the extent the Indenture is amended hereby, the Indenture shall remain in full force and effect and each of the parties hereto hereby confirms all of the terms and provisions of the Indenture as amended hereby.

4.	Relation to Indenture. This Third Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, all of the terms, provisions and conditions of the Indenture and the Debt Securities issued thereunder shall continue in full force and effect.

5.	Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York. This Third Supplemental Indenture is subject to the provisions of the TIA that are required to be part of this Third Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

6.	Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first written above.

BRE PROPERTIES, INC. as Company

By:	/s/ Edward F. Lange, Jr.
Edward F. Lange, Jr.
Executive Vice President, Chief Financial Officer and Secretary

THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION as Trustee

By:	/s/ Mauri J. Cowen
Mauri J. Cowen
Vice President